RG Barry Reports A 42% Increase in Q4 Revenues; Full-Year Earnings of $7.5 Million on 4.7% Net Sales Growth

PICKERINGTON, Ohio, Sept. 13, 2011 /PRNewswire/ -- Accessories products marketer R.G. Barry Corporation (NASDAQ-GM: DFZ) today reported that net sales for its fourth quarter increased by 42% and its quarterly loss declined by nearly 50% as compared to a year ago, primarily as a result of two recent acquisitions. The Company also reported a nearly 5% increase in annual consolidated net sales, as compared to the prior year, and consolidated net earnings per diluted share of $0.67 for the period ended July 2, 2011.

Consolidated Fourth Quarter Results

For the quarter, the Company reported:

  Net sales of $23.5 million;
  A net loss of $863,000, or $0.08 cents per share loss, improved from the quarterly loss of $1.6 million, or $0.15 per share loss, reported in the fourth quarter of fiscal 2010;
  Gross profit as a percent of net sales improved fractionally to 37.4%; and
  Selling, general and administrative expenses of $10.1 million or 43.0% of net sales versus $8.8 million or 53.1% of net sales one year ago.

Generally, improvements in quarterly results were driven by the addition of $8.4 million in new net sales from recent acquisitions at a gross profit percentage of 58.6%, offset by a $1.3 million decline in footwear revenues to $15.2 million at a gross profit percentage of 25.8%. The loss of revenue and margin dollars tied to the previously announced exiting of several underperforming businesses eroded the footwear unit's quarterly gross profit percentage. Operating results also were negatively impacted by costs related to the acquisitions.

Consolidated Annual Results

For the full 2011 fiscal year, the Company reported:

  A net sales increase of 4.7% to $129.6 million;
  Net earnings of $7.5 million, or $0.67 per diluted share, down approximately 20.0% from one year ago;
  Gross profit as a percent of net sales at 37.2% down from 41.5% one year earlier; and
  SG&A expenses of $36.5 million, or 28.1 percent of net sales, versus $36.6 million, or 29.5% of net sales, in fiscal 2010.

The Company said that its performance for full fiscal 2011 was favorably impacted by the accretive nature of $10.7 million in revenue from its recent acquisitions at a gross profit percentage of 59.6%. In its footwear business unit, annual net sales of $118.8 million at a gross profit as a percentage of net sales of 35.2% reflected the negative impact of previously-reported first half delivery issues and the loss of revenue and margin dollars associated with actions taken to exit certain underperforming footwear businesses. Results also reflected the negative impact of costs tied to the acquisitions.

Financial Strength

The Company remained in a strong financial position at year-end.

  Cash and short-term investments were at $24.7 million, down from $44.9 million one year ago, reflecting the use of cash reserves for acquisitions during the second half of fiscal 2011;
  Inventory was at $25.5 million, up $12.0 million from one year ago, reflecting a change in fall footwear purchase strategy that was designed to help offset cost pressures and ensure on-time deliveries to customers and the addition of the inventories of two acquisitions;
  Net shareholders' equity rose to $62.5 million from $54.6 million one year ago; and
  Also of note was the inclusion of acquisition related goodwill totaling $15.5 million and bank debt totaling $28.6 million.

Management Comments

"We are very pleased with the integration of our acquisitions and the progress we have made incorporating them into our business; and, our footwear business is healthy and tracking positively," said Greg Tunney, President and Chief Executive Officer.

"Our change from a one-dimensional, modest-growth slipper company to a faster-growing, multi-dimensional developer of great, fashionable, solution-oriented accessories brands and products has added an additional degree of balance to our traditionally first-half-heavy seasonal operating pattern. We believe we have positioned our consolidated operations to produce annual results well above the historical levels you have come to expect from the footwear-only model."

Jose Ibarra, Senior Vice President Finance and Chief Financial Officer, added, "We are obviously pleased with the very strong performance of our new businesses. We have refocused our footwear business and eliminated underperforming initiatives. We expect the footwear unit gross profit as a percentage of net sales to return to around 40% on an annual basis in fiscal 2012.

"We remain very strong financially and well-positioned to execute our growth strategies. Since our business now extends over a much broader, less price-sensitive, less seasonal cross-section of the accessories universe, we have the potential and expect to produce higher and more consistent operating margins."

Mr. Tunney concluded, "We are focusing on accelerating the annual growth rates of our new businesses; refining our footwear model to maximize sustainable future growth and profitability; and formalizing and initiating a plan for international business expansion. The impact of the changes made during the second half of fiscal 2011 should make a measurable positive difference in our performance for fiscal 2012, beginning with our next quarter."

Conference Call/Webcast Today

RG Barry senior management will conduct a conference call for all interested parties at 9:00 a.m. EDT today. Management will discuss the Company's performance, its plans for the future and will accept questions from teleconference participants.

To listen via the Internet, log on to http://www.videonewswire.com/event.asp?id=81986.

The call will also be available at 800.860.2442 (U.S.) and +1.412.858.4600 (international) until five minutes before starting time.

Replays will be available beginning approximately one hour after the call conclusion and running and through 9 a.m. Eastern September 21, 2011 at 877.344.7529 (U.S.) and +1.412.317.0088 (international); ask for conference number 10003550. Replays and a written transcript of the call will be posted for up to one year at the Investor Room section of the Company's Website (www.rgbarry.com).

About RG Barry

RG Barry creates and markets great accessories brands and fashionable, solution-oriented products that make life better. Our primary brands include: Dearfoams slippers (www.dearfoams.com); baggallini handbags, totes and travel accessories (www.baggallini.com); and Foot Petals premium insoles and comfort products (www.footpetals.com). To learn more, visit us at www.rgbarry.com.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to implement new enterprise resource information systems; the unexpected loss of any of the skills and experience of any of our senior officers; our ability to successfully integrate our recent acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read our most recent Form 10-K carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in our most recent Form 10-K and in our other filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our most recent Form 10-K, give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in this "Safe Harbor" Statement or in "Item 1A. Risk Factors" of Part I of this most recent Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	(unaudited)	(unaudited)	(audited)	(audited)
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales	$ 23,526	$ 16,552	$ 129,568	$ 123,787
Cost of Sales	14,718	10,409	81,405	72,428
Gross profit	8,808	6,143	48,163	51,359

Gross profit (as percent of net sales)	37.4%	37.1%	37.2%	41.5%

Selling, general and administrative expenses	10,092	8,794	36,483	36,623

Operating profit (Loss)	(1,284)	(2,651)	11,680	14,736

Other income	87	-	365	-
Interest income (expense), net	(210)	36	(207)	247

Earnings (Loss), before income taxes	(1,407)	(2,615)	11,838	14,983

Income tax expense	(544)	(985)	4,328	5,583

Net earnings (loss)	$ (863)	$ (1,630)	$ 7,510	$ 9,400

Earnings (Loss) per common share
Basic	$ (0.08)	$ (0.15)	$ 0.68	$ 0.86
Diluted	$ (0.08)	$ (0.15)	$ 0.67	$ 0.85

Weighted average number of common shares outstanding
Basic	11,132	10,986	11,097	10,893
Diluted	11,132	10,986	11,227	11,036

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(audited)	(audited)
	July 2, 2011	July 3, 2010

ASSETS
Cash & Short term investments	$ 24,672	$ 44,942
Accounts Receivable, net	11,819	8,302
Inventory	25,500	13,486
Prepaid expenses and other current assets	2,795	2,675
Total current assets	64,786	69,405

Net property, plant and equipment	3,983	4,125

Other assets	47,210	9,839
Total Assets	$ 115,979	$ 83,369

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	6,035	1,847
Accounts payable	10,118	3,598
Other current liabilities	1,947	4,867
Total current liabilities	18,100	10,312

Long-term debt	24,286	-
Accrued retirement costs and other	11,070	18,461
Shareholders' equity, net	62,523	54,596
Total liabilities & shareholders' equity	$ 115,979	$ 83,369

CONTACT: Roy Youst, Investor Relations, +1-614-729-7200, or Jose G. Ibarra, Senior VP Finance, CFO, +1-614-864-6400